Exhibit 99.1  Press Release issued by the Company dated May 14, 2003


Pep Boys Reports Loss After Non-Recurring Charges

To Retire $75 Million of Notes for Cash


PHILADELPHIA - May 14, 2003 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading full service automotive aftermarket chain, announced the following financial results for the thirteen weeks ended May 3, 2003. The Company also announced that it will retire $75 million of 6.625% Medium-Term Notes which matures on May 15, 2003, for cash.

First Quarter Results

Earnings
Excluding non-recurring charges associated with an increase in legal reserves, the satisfaction of a pension obligation and the cumulative effect of a change in accounting principle to adopt SFAS No. 143, the Company reported that operating and interest expense reductions were more than offset by lower sales and merchandise margins, resulting in comparable net earnings of $9,100,000 ($.18 per share - basic and $.17 per share - diluted), 33% lower than the $13,565,000 ($.26 per share - basic and diluted) recorded last year. The Company believes that reporting comparable net earnings is a more accurate representation of its operating results.

On a GAAP basis, which includes the non-recurring charges associated with the increase in legal reserves, the satisfaction of a pension obligation, and the change in accounting principle, net earnings declined from $13,565,000
($.26 per share - basic and diluted) recorded last year to a net loss of $9,217,000 ($.18 per share - basic and diluted).

Sales
Sales for the quarter ended May 3, 2003, were $529,215,000, 5% less than the $558,973,000 recorded last year. Comparable store sales, which continue to be negatively impacted by lower tire sales, decreased 5%.



                                  (more)


Contact:  George Babich, President  & CFO
3111 West Allegheny Avenue, Philadelphia, PA  19132
Phone:  215-430-9720    Fax:  215-430-4661
E-mail: investorrelations@pepboys.com
Internet: http://www.pepboys.com

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Page 2

Commentary
Pep Boys' President & Chief Financial Officer, George Babich, Jr., made the following comments:

"Industry-wide weakness in the replacement tire market, coupled with low consumer confidence which continues to depress discretionary spending, negatively impacted our tire, service repair and accessory merchandise businesses."

"While we are extremely disappointed with our financial results, with an improved economy, our merchandising and marketing initiatives should begin to improve sales and drive earnings growth."

"We remain relentlessly focused on improving sales per square foot, return on invested capital and deleveraging of the balance sheet. While most of our attention for the past two years has been focused on improving expense management, systems technology and people development, most of our attention going forward will be focused on merchandising and marketing initiatives to drive increased customer count and sales."


Pep Boys Financial Highlights


                                                 Thirteen                 Thirteen
                                                 Weeks Ended              Weeks Ended
                                                 May 3, 2003              May 4, 2002
                                                 ------------             ------------


Total Revenues                                   $  529,215,000           $ 558,973,000


Net (Loss) Earnings                              $   (9,217,000)          $  13,565,000

Add (Net of Tax):

    Reserves (a)                                 $   12,600,000           $           -
    Non-recurring Charge (b)                     $    3,233,000           $           -
    Change in Accounting Principle (c)           $    2,484,000           $           -
                                                 --------------           -------------
Comparable Net Earnings                          $    9,100,000           $  13,565,000
                                                 ==============           =============


Average Shares - Diluted                             51,652,000              52,608,000

Basic (Loss) Earnings Per Share                  $        (.18)           $         .26

Diluted (Loss) Earnings Per Share                $        (.18)           $         .26

Comparable Basic Earnings Per Share              $         .18            $         .26

Comparable Diluted Earnings Per Share            $         .17            $         .26


(a)  Expense due to an increase in legal reserves

(b)  Expense related to the settlement of a retirement plan obligation

(c)  Expense related to the adoption of SFAS No. 143, "Accounting for Asset
     Retirement Obligations"

Pep Boys has 629 stores and 6,527 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.

                                  ###

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The words "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

In accordance with the SEC's Regulation FD (fair disclosure), investors have an opportunity to listen to the Company's quarterly conference calls discussing its results and related matters. The calls will be broadcast live over the Internet at Broadcast Networks' Vcall web site, located at http://www.vcall.com. The call for the first quarter will be broadcast live on Thursday, May 15, at 8:30 AM EST. To listen to the call live, please go to the web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information is available on Pep Boys web site at www.pepboys.com under "About Pep Boys - Media - Earnings Releases".